IQST - iQSTEL Announces 36% Gross Profit Increase On Q1 Revenue Of $22.9 Million

PR Newswire

NEW YORK, April 19, 2023

NEW YORK, April 19, 2023 /PRNewswire/ -- iQSTEL Inc. (OTCQX: IQST) today announced the company's Q1 2023 revenue reached $22.9 million based on preliminary accounting.  Revenue grew in Q1 2023 by 18% compared to the same period last year. The company's gross profit of approximately $780,000 based on preliminary accounting increased by 36% in Q1 2023 compared to the same period last year.

The company recently published its 2022 annual report on SEC Form 10K, and a Shareholders Letter explaining the details.

Revenue for the year ended December 31, 2022 was $93,203,532 compared to $64,702,018 recorded in the previous year representing an increase of 44% from 2021 to 2022.

The company reported a gross profit of nearly $1.8 million for the year ended December 31, 2022.  The Q1 2023 gross profit of $780,000 is already 43% the gross profit reported for the entire year in 2023.

The table below summarizes iQSTEL's gross profit growth through Q1-FY2023:

	EOY-FY2022	Q1 - FY2022	Q1-FY2023
Revenue (US$ Million)	93.2	19.42	22.9
Gross Profit (US$ Thousand)	1791	484	780	Note 1
% of Gross Profit	1.92%	2.49%	3.41%
% of Gross Profit Growth Vs Q1 -FY2022			36%
% of Gross Profit Growth Vs EOY-FY2022			77.25%

Note 1: This value represents 43.55% of the Gross Profit of EOY-FY2022

"With iQSTEL's maturing operations we are seeing improved profit margins," commented Leandro Iglesias, CEO of iQSTEL. "Revenue growth remains high with the company on track to meet or exceed its $105 million 2023 forecast. Historically the second half of the year is better in terms of commercial activity. Therefore, we feel confident about reaching or exceeding our revenue objective of $105 million. Now we are tuning the operational engine that drives our monster growth and seeing better fuel efficiency through our profit margin improvements. iQSTEL has a very sound operation running under its hood. I expect our track record highlights for 2023 to be breaking $105 million in revenue and reporting our first annual positive operating income. The Q1 2023 gross profit performance bolsters our confidence."

About IQSTEL updated:

iQSTEL Inc. (OTC-QX: IQST) (www.iQSTEL.com) is a US-based, multinational public company preparing for a Nasdaq up-listing with an FY2023 $105 million revenue forecast. iQSTEL's mission is to serve basic human needs in today's modern world by making the necessary tools accessible regardless of race, ethnicity, religion, socioeconomic status, or identity.  iQSTEL recognizes that in today's modern world, the pursuit of the human hierarchy of needs (physiological, safety, relationship, esteem and self actualization) is marginalized without access to ubiquitous communications, the freedom of virtual banking, clean affordable mobility and information and content. iQSTEL has 4 Business Divisions delivering accessibly to the necessary tools in today's pursuit of basic human needs: Telecommunications, Fintech, Electric Vehicles and Metaverse.

  The Telecommunications Division (Communications) includes VoIP, SMS, International Fiber-Optic, Proprietary Internet of Things (IoT), and a Proprietary Mobile Portability Blockchain Platform.
  The Fintech Division (Financial Freedom) includes remittances services, top up services, Master Card Debit Card, a US Bank Account (No SSN required), and a Mobile App.
  The Electric Vehicles Division (Mobility) offers Electric Motorcycles and plans to launch a Mid Speed Car.
  The Metaverse Division (information and content) includes an enriched and immersive white label proprietary Metaverse platform to access products, services, content, entertainment, information, customer support, and more in a virtual 3D interface.

The company continues to grow and expand its suite of products and services both organically and through mergers and acquisitions (M&A).  iQSTEL has completed 10 acquisitions since June 2018 and continues to develop an active pipeline of potential future acquisitions.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, or any other information relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates, and projections about our business based partly on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may and are likely to differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release, and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release. This press release does not constitute a public offer of any securities for sale. Any securities offered privately will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

iQSTEL Inc.
IR US Phone: 646-740-0907
IR Email: investors@iqstel.com

Contact Details
iQSTEL Inc.
+1 646-740-0907
investors@iqstel.com

Company Website
https://www.iqstel.com/

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